FOURTH AMENDMENT TO APRIL 8, 1991 WARRANT AGREEMENT

      Amendment made as of this 23rd day of July 1996 by and between COMMAND SECURITY CORPORATION, a New York corporation (the "Company") and GORDON ROBINETT ("Robinett").

                                   WITNESSETH

      WHEREAS, the parties have entered into a Warrant Agreement dated as of April 8, 1991, as amended on September 28, 1992, June 28, 1993, and August 13, 1993 (the "Warrant Agreement") pursuant to which a warrant to purchase 60,000 shares of common stock of the Company at $3.375 per share has been issued to Robinett;

      WHEREAS, by mutual agreement between the Company's Board of Directors pursuant to a special meeting of the Board of Directors held on the 15th day of July, 1996 and Robinett, the Company and Robinett agreed that the Warrant Agreement be amended.

      In consideration of the premises and mutual agreements herein set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree to amend the Warrant Agreement as follows:

      1. The exercise price is hereby amended to be $2.50 (the fair market value of the Company's shares as of approximately July 15, 1996).

      2. The expiration date of the Warrant Agreement and Warrant Certificate is hereby amended to July 19, 2000.

      3. The proper officers of the Company are hereby authorized and directed to execute such documents and instruments and to amend the warrant certificate executed in connection with the Warrant Agreement and take other such action as is necessary or appropriate to implement the amendment herein. This amendment shall be effective immediately.

      4. Except as otherwise specifically provided in this amendment, all other terms and provisions of the Warrant Agreement shall remain in full force and effect.

      In WITNESS WHEREOF, the parties have executed this second amendment as of the date first written above.

                                         COMMAND SECURITY CORPORATION

                                         By:  _______________________
                                              William C. Vassell
                                              Chairman of the Board

                                              _______________________
                                              Gordon Robinett

                        AMENDMENT TO WARRANT CERTIFICATE

      Pursuant to the Fourth Amendment to the Warrant Agreement, the Warrant Certificate #2, which evidences the grant to Gordon Robinett of warrants to purchase 60,000 shares of common stock of Command Security Corporation (the "Company"), is amended to change the exercise price to $2.50 and the expiration date to July 19, 2000.

      This amendment to Warrant Certificate #2 shall be attached to the Warrant Certificate by order of the Board of Directors of the Company and signed by its Chairman of the Board.

      This amendment is dated the 23rd day of July, 1996.


                                          COMMAND SECURITY CORPORATION


                                          By: _________________________
                                              William C. Vassell
                                              Chairman of the Board


                                              _________________________
                                              Gordon Robinett